EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

          We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-30620) pertaining to the Inforte Corp. Amended and Restated 1997 Compensation Plan and in the Registration Statement on Form S-8 (Registration No. 333-30624) pertaining to the Inforte Corp. Amended and Restated Employees Stock Purchase Plan, of our report dated January 21, 2003, with respect to the consolidated financial statements of Inforte Corp. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
March 24, 2004

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